China Education Alliance Announces that it has Raised $2.4 Million in Convertible Notes with Barron Partners L.P.

BEIJING, China, May 14, 2007, China Education Alliance, Inc. (OTC Bulletin Board: CEDA - News), one of China’s leading e-learning and online education enterprises, today announced that on May 8, 2007, it raised $2.4 million from the sale of convertible notes with Barron Partners L.P. as the lead investor. The other investors were Eos Holdings, and Hua-Mei 21st Century Partners, LP. The notes are convertible for either 6,486,486 shares of common stock or 6,486,486 shares Series A Convertible stock, plus, in each case, warrants to purchase 6,000,000 shares of common stock at $0.69 per share, 3,000,000 shares of common stock at $0.80 per share, and 3,000,000 shares of common stock at $1.00 per share. The Company has agreed to submit to its stockholders an amendment to its articles of incorporation to create a class of preferred stock and, when the Company’s articles are amended, to create the Series A Preferred Stock. Upon the filing of the certificate of designation for the Series A Preferred Stock, the notes will automatically be converted into 6,486,486 shares Series A Convertible stock, plus warrants to purchase 6,000,000 shares of common stock at $0.69 per share, 3,000,000 shares of common stock at $0.80 per share, and 3,000,000 shares of common stock at $1.00 per share.

The proceeds from the sale of the notes, after brokerage fees and closing costs was used to pay the principal and interest on bridge notes issued in September 2006 in the amount of $1,364,578 and for working capital.

About China Education Alliance, Inc.

China Education Alliance, Inc. (CEDA), provides high-quality online educational services including: exam preparation outside the centralized Key High Schools, vocational training for recent graduates and continued professional development training. It mainly operates through its wholly owned subsidiaries, Harbin Zhonghelida Education Technology Company Limited (www.edu-chn.com) and the Heilongjiang Zhonghe Education Center for its on-site training services.

Certain of the statements made herein constitute forward-looking statements that involve risks and uncertainties. In such instances, actual results could differ materially as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People’s Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product and service development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products and services, and other risk factors detailed in forms filed with the Securities and Exchange Commission from time to time.

For more information, please contact:
CEDA:
Michelle Liu +86 10 8724 0586